Exhibit 5.1

April 11, 2018

Zuora, Inc.

3050 South Delaware Street, Suite 301

San Mateo, California 94403

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) filed by Zuora, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on April 11, 2018 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 1,150,000 shares (the “Stock”) of the Company’s Class A Common Stock (the “Class A Common Stock”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	The Company’s Seventh Amended and Restated Certificate of Incorporation, filed with and certified by the Delaware Secretary of State on March 21, 2018 (the “Restated Certificate”), and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”).

(2)	The Company’s Bylaws, as amended to date, certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the sale of the Stock (the “Post-Effective Bylaws”).

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	The prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)	The minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Post-Effective Restated Certificate, the Bylaws and the Post-Effective Bylaws were approved.

Zuora, Inc.

April 11, 2018

(6)	The minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the sale and issuance of the Stock and related matters were approved.

(7)	The stock records of the Company that the Company has provided to us (consisting of a list of stockholders and a list of holders of outstanding options, restricted stock units and any other rights to purchase capital stock, in each case, that was prepared by the Company and setting forth the number of such issued and outstanding securities).

(8)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated April 11, 2018, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware as of such date (the “Certificate of Good Standing”).

(9)	An opinion certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

(10)	The underwriting agreement to be entered into by and among the Company and the several underwriters named in Schedule I thereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities (other than the Company) executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

The Company’s capital stock is uncertificated. We assume that the issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with Section 158 of the Delaware General Corporation Law and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of California and of the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Opinion Certificate.

In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Zuora, Inc.

April 11, 2018

Based upon the foregoing, we are of the following opinion:

(1)    the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)    the up to 1,150,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a Partner